Exhibit 12
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

               COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                         Three months ended             Nine months ended
                                               June 30                       June 30
(Dollars in thousands)                   2001           2000           2001           2000
------------------------------------------------------------------------------------------------

Income before taxes                  $157,505       $184,670       $527,437       $554,269
Add fixed charges:
   Interest expense-excluding
    interest on deposits                3,798          5,852         14,384         17,135
   Interest expense-deposits            5,413            666          6,609          2,085
   Interest factor on rent              5,837          4,427         14,871         13,223
                                     ------------------------------------------------------------
Total fixed charges                   $15,048        $10,945        $35,864        $32,443
                                     ------------------------------------------------------------

Earnings before fixed charges
    and taxes on income              $172,553       $195,615       $563,301       $586,712
                                    ============================================================

Ratio of earnings to fixed
   Charges-including interest
   on deposits                           11.5           17.9           15.7           18.1

Ratio of earnings to fixed
   Charges-excluding interest
   on deposits                           17.3           19.0           19.0           19.3


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